Exhibit 5.1

12670 High Bluff Drive San Diego, California 92130 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
November 17, 2016	Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

ViaSat, Inc.

6155 El Camino Real

Carlsbad, California 92009

Re:	Registration Statement on Form S-3;
7,475,000 shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

We have acted as special counsel to ViaSat, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 7,475,000 shares of common stock, par value $0.0001 per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), submitted to the Securities and Exchange Commission (the “Commission”) on February 9, 2016 with a filing date of February 10, 2016 (Registration No. 333-209452) (the “Registration Statement”), a preliminary prospectus supplement dated November 15, 2016 and a base prospectus dated February 9, 2016 (the “Base Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Preliminary Prospectus”), and a final prospectus supplement dated November 17, 2016 and the Base Prospectus filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

November 17, 2016

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated November 17, 2016 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP